June 21, 2019

The Michaels Companies, Inc. Announces Pricing of Senior Notes

IRVING, Texas--(BUSINESS WIRE)-- The Michaels Companies, Inc. (NASDAQ: MIK) (the “Company”) today announced that its indirect, wholly owned subsidiary, Michaels Stores, Inc. (the “Issuer”), priced its offering of $500 million in aggregate principal amount of Senior Notes due 2027 (the “Notes”). The Issuer intends to use the net proceeds from the offering, together with cash on hand, to redeem its existing 5.875% Senior Subordinated Notes due 2020.

The Notes will bear interest at a rate of 8.00% and will pay interest semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on January 15, 2020. The Notes will mature on July 15, 2027. The offering is expected to close on or about July 8, 2019, subject to customary closing conditions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Act”), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Act and other applicable securities laws. Any offers of the Notes will be made only   by means of a private offering memorandum. This press release is being issued pursuant to and in accordance with Rule 135c under the Act.

The Notes have been offered only to persons reasonably believed to be qualified institutional buyers in the United States in reliance on Rule 144A under the Act and outside the United States pursuant to Regulation S under the Act.

About The Michaels Companies, Inc.

The Michaels Companies, Inc. is North America's largest specialty provider of arts, crafts, framing, floral, wall décor, and seasonal merchandise for Makers and do-it-yourself home decorators. The Company owns and operates more than 1,250 stores in 49 states and Canada. Additionally, the Company serves customers through a variety of digital platforms including Michaels.com, consumercrafts.com and aaronbrothers.com. The Michaels Companies, Inc., also owns Artistree, a manufacturer of high quality custom and specialty framing merchandise, and Darice, a premier wholesale distributor in the craft, gift and decor industry.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements. Such statements involve a number of risks, uncertainties and other factors, including the ability to consummate the offering on the terms described or at all and potential changes in market conditions, which could cause actual results to differ materially. There can be no assurance that the Issuer will be able to complete the proposed offering on the anticipated terms, or at all. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this news release. Other risks and uncertainties are more fully described in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended February 2, 2019. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as otherwise required by law.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190621005497/en/

Investors Elaine Locke 972.409.1424

Locker1@michaels.com

ICR, Inc.

Caitlin Churchill 203.682.8200

Caitlin.churchill@icrinc.com

or Financial Media

ICR, Inc.

Jessica Liddell / Julia Young 203.682.8200

Michaels@icrinc.com

Source: The Michaels Companies, Inc.